UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 24, 2012

CORNERSTONE CORE PROPERTIES

REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

The information in this Report set forth under Items 2.01 and 2.03 related to the joint venture to acquire the Pacific Property (as defined below) and the related financing arrangement is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

Joint Venture to Acquire Pacific Property

General

On December 21, 2012, we, through a wholly-owned subsidiary, funded a joint venture, Cornerstone Healthcare Partners, LLC (the “JV”), that acquired, through the exercise of an option that was assigned to us by Pacific Gardens Real Estate LLC (“Seller”), the Pacific Health & Rehabilitation skilled-nursing facility (“Pacific”) located in Tigard, Oregon for $8.2 million in cash. Cornerstone Healthcare Real Estate Fund, Inc. (“CHREF”), an affiliate of our advisor, is our joint venture partner in the $8.2 million transaction. Pacific, located at 14145 SW 105th Street, Tigard, Oregon has an operational capacity of 78 beds.

Pacific will be leased by the JV to Dakavia Management, the current operator, pursuant to a long-term triple-net lease. The lease term is fifteen years with a lessee option to renew for an additional five-year period. The lease rate for Pacific, calculated as the first year lease payment as a percentage of the purchase price, is 10.0%. The initial cash on cash yield, calculated by dividing the first year lease payment, less the asset management and property management fees paid to our advisor, by the equity contribution, is estimated to be 15.1% for Pacific.

In connection with the acquisition, we have paid to our advisor, Cornerstone Realty Advisors (the “Advisor”) certain fees in connection with the acquisition, management and leasing of Pacific. The acquisition fee paid to the Advisor totals $0.1 million, or 1.4% of the pro-rata portion of the purchase price of the acquired property.

The Advisor will also perform leasing services for us with respect to Pacific and will receive a one-time leasing fee with respect to the leasing of Pacific equal to 2.5% of the rent payable by the tenant during the initial term of the lease, payable upon the effective date of the lease.

Parties and Structure

Capital Contributions. We invested approximately $2.2 million to maintain a 95% equity interest in the JV. CHREF invested approximately $0.1 million to maintain its 5% equity interest in the JV.

Management of the JV. As the manager of the JV, we generally have the authority to direct and control the business of the JV; however, under the terms of the operating agreement for the JV, certain major decisions regarding the business of the JV require the unanimous approval of us and CHREF. Such major decisions include, among others, (i) the sale or transfer of all or substantially all of the JV’s assets, (ii) any merger or consolidation of the JV with any other entity, (iii) admission of new members, (iv) loans of JV funds, (v) incur or enter into any lease, conveyance, mortgage or other agreement or indebtedness on behalf of the JV which requires the personal guarantee of any member or any affiliate of any member and (vi) taking any action to cause the dissolution of the JV. The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for joint ventures in the real estate industry. As the manager of the JV, we may be entitled to receive compensation for services as shall be determined by consent of all of the members.

Distributions to the JV Members. Distributions to the members of the JV are made first, in proportion to the remaining balance of capital contributions which were paid by each member and not returned to such member, until the cumulative amount of capital contributions paid by each member has been returned to such member; then, in proportion to the percentage interest in the JV held by the member.

Pacific Property

14145 SW 105th Street, located approximately ten miles southwest of Portland in Tigard, Oregon, is a 28,514 square foot, 78-bed skilled-nursing facility with a current occupancy of 88%. The facility was built in 1987 of wood frame and block.

The operator of Pacific has served in that capacity since 2005, and has over twenty years of experience operating skilled nursing facilities in the Pacific Northwest. As described above, upon the closing of the purchase, the existing operator will continue operating Pacific under a long-term, triple-net lease. Including Pacific, the operator manages four skilled-nursing facilities in Oregon.

In evaluating Pacific as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of targeted net rental income, quality of and regulatory compliance of the operator, location, demographics, existing and planned competitive properties and price per bed and analyzed how the property compares to comparable properties in its market.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of Registrant.

We acquired our interest in Pacific subject to a secured loan. On December 21, 2012, we amended the loan agreement with General Electric Capital Corporation (“GE Loan”) entered into on September 13, 2012 for an additional loan in the amount of $6.15 million secured by security interests in Pacific and our Sheridan Care Center, Fern Hill Care Center, Farmington Square, and Friendship Haven Healthcare and Rehabilitation Center properties. The GE Loan, which bears interest at LIBOR (London Interbank Offer Rate), with a floor of 50 basis points, plus a spread of 4.50%, matures on September 12, 2017, at which time all outstanding principal, accrued and unpaid interest and any other amounts due under the loan agreement will become due. The GE Loan is interest-only and may be voluntarily prepaid within the twelve–month lockout period provided the borrower pays a penalty equal to the sum of the LIBOR Breakage Amount, as defined in the loan agreement, and two percent of the outstanding balance of the loan. The loan may be prepaid with no penalty after the expiration of the twelve-month lockout period if refinanced with the United States Department of Housing and Urban Development. Interest payments on the GE Loan are due monthly. After the lockout period, principal and interest payments are due monthly based on 25-year amortization schedule.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Assignment of option right agreement effective December 24, 2012 between Pacific Gardens Estates, LLC and CHP Tigard, LLC.

10.2	Purchase and Sale agreement effective April 10, 2012 and assigned to Buyer on September 11, 2012 between CHP Portland LLC (Buyer) and Sheridan Care Center LLC, Sheridan Properties, LLC, Fernhill Estates LLC, Fernhill Properties LLC, and Pacific Gardens Estates LLC,. incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 10-Q filed on November 14, 2012.

99.1	Press release dated December 31, 2012 titled “Cornerstone Core Properties REIT, Inc. Acquires Skilled Nursing Facility through Joint Venture.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: December 28, 2012	By:	/s/ Timothy C. Collins
Timothy C. Collins
Chief Financial Officer